Exhibit 99.1

Amplify Energy Announces Retirement of Chief Executive Officer

HOUSTON, May 1, 2018 — Amplify Energy Corp. (“Amplify Energy” or the “Company”) (OTCQX: AMPY) announced today the retirement of its President and Chief Executive Officer, William J. Scarff, effective as of the earlier of May 17, 2018 and (ii) the date on which his successor is appointed. Mr. Scarff will continue to serve as a member of the Company’s board of directors (the “Board”). Additionally, each of Christopher S. Cooper, the Company’s Senior Vice President and Chief Operating Officer, and Robert L. Stillwell, Jr., the Company’s Senior Vice President and Chief Financial Officer, departed the Company effective April 27, 2018.

“The Board would like to thank Bill and team for their years of service and dedication to the Company,” said David Proman, Chairman of the Board. “Given recent trends in the energy landscape, the Company remains primarily focused on generating free cash flow and otherwise creating value for shareholders. We are optimistic for what this next chapter holds.”

The Board has also appointed Martyn Willsher, the Company’s Vice President and Treasurer, to serve as Senior Vice President and Chief Financial Officer of the Company effective April 27, 2018. Mr. Willsher has served as the Company’s Vice President and Treasurer since May 2017. He previously served as Treasurer of Memorial Production Partners GP, LLC, the Company’s predecessor, from July 2014 to May 2017, and as Director of Strategic Planning for Memorial Resource Development LLC, an affiliate of the Company’s predecessor, from March 2012 to June 2014. Prior to that, he served as Manager, Financial Analysis of AGL Resources from September 2009 to March 2012, as Director – Upstream Oil & Gas A&D of Constellation Energy from August 2006 to March 2009. Prior to that, he served in various business development and financial analysis roles at JM Huber Corp., FTI Consulting and PricewaterhouseCoopers LLP. Mr. Willsher received his Master of Business Administration from The University of Texas at Austin and his Bachelor of Business Administration in Finance from Texas A&M University.

Cancelation of Earnings Conference Call

The Company will announce earnings results for the first quarter 2018 on Wednesday, May 9, 2018. However, due to the transition in the Company’s management team as discussed above, the Company has canceled the conference call to discuss its results for the first quarter 2018 that had previously been scheduled for Wednesday, May 9, 2018 at 10:00 a.m. CT.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in East Texas / North Louisiana, the Rockies, offshore California and South Texas.

For more information, visit www.amplifyenergy.com.

Contacts

Investors:

Amplify Energy

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com

Eric Willis – General Counsel

(713) 588-8369

eric.willis@amplifyenergy.com